                                                                                                                                                                                                                                Exhibit 99.1

                macy's inc.

                                                                                                        Contacts:

                                                                                            Media - Jim Sluzewski

                                                                                                               513/579-7764

                                                                                                        Investor - Susan Robinson

                                                                                       513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS STRONGER-THAN-EXPECTED

THIRD QUARTER RESULTS

Company raises full-year 2009 sales and earnings guidance

CINCINNATI, Ohio, November 11, 2009 – Macy's, Inc. today reported improved third quarter results that exceeded the company's expectations for same-store sales, gross margin, earnings and cash flow.

“Given the difficult economic climate, we had an excellent quarter. Our business improved progressively each month during the period and we are entering the holiday selling season confident in our locally-focused organizational structure and the high caliber of our talent,” said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer.

Macy's, Inc. lost 8 cents per diluted share for the third quarter of 2009, ended Oct. 31, 2009. This compares with a loss of 10 cents per share in the same period last year. Excluding restructuring costs, the company lost 3 cents per diluted share in the third quarter of 2009 compared with a loss of 8 cents per share in the same period in 2008. In the third quarter of 2009, restructuring charges were $33 million ($23 million after tax; 5 cents per share) related to division consolidations and localization initiatives announced in February 2009 that were designed to reduce costs and make the company more locally responsive to customers. In the third quarter of 2008, restructuring charges related to division consolidations and localization initiatives announced in 2008 were $16 million ($10 million after tax; 2 cents per diluted share).

“We continue to see encouraging results from our My Macy's approach to local markets. Of our Top 10 districts in same-store sales in the third quarter, seven were among the original My Macy's pilot districts,” Lundgren said. “Other bright spots in the third quarter included a strong sales performance at Bloomingdale's and outstanding growth in our Internet businesses, which are being fueled by the ongoing multi-channel integration at both Macy's and Bloomingdale's.”

For the first three quarters of 2009, Macy's, Inc. reported a loss of 27 cents per diluted share, compared with a loss of 7 cents per diluted share in the same period in 2008. Excluding restructuring-related costs of $205 million ($120 million after tax; 28 cents per diluted share), earnings were 1 cent per diluted share in 2009 to date. In the first three quarters of 2008, diluted earnings per share were 20 cents, excluding restructuring-related costs of $129 million ($81 million after tax; 19 cents per diluted share) and asset impairment charges of $50 million ($31 million after tax; 8 cents per diluted share).

Sales

Sales in the third quarter totaled $5.277 billion, down 3.9 percent from total sales of $5.493 billion in the third quarter of 2008. On a same-store basis, Macy's, Inc.'s third quarter sales were down 3.6 percent.

For the year to date, Macy's, Inc.'s sales totaled $15.640 billion, down 7.8 percent from total sales of $16.958 billion in the first 39 weeks of 2008. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 7.5 percent.

Online sales (macys.com and bloomingdales.com combined) were up 21.1 percent in the third quarter this year and 15.6 percent for the year to date. Online sales positively affected the company's same-store sales by 0.6 percentage points in the third quarter and 0.5 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

In the third quarter, Macy's opened four new stores in the Fresno, CA, Visalia, CA, Dallas-Ft. Worth and Kansas City markets and a replacement store in Nampa, ID, as well as re-opened two stores in the Houston market that had been damaged last year by Hurricane Ike. In all, Macy's opened or re-opened eight stores in 2009.

Operating Income

Better-than-expected sales, combined with inventory levels at the end of the quarter down 7.4 percent from a year ago, resulted in gross margins that were higher than anticipated and allowed the company to flow in additional fresh goods for the holiday season.

Macy's, Inc.'s operating income totaled $55 million or 1.0 percent of sales for the quarter ended Oct. 31, 2009, compared with operating income of $68 million or 1.2 percent of sales for the same period last year. Third quarter 2009 operating income included $33 million in restructuring-related costs. Excluding these costs, operating income for the third quarter of 2009 was $88 million or 1.7 percent of sales. Macy's, Inc.'s third quarter 2008 operating income included $16 million in restructuring-related costs. Excluding these costs, operating income for the third quarter of 2008 was $84 million or 1.5 percent of sales.

For the first three quarters of 2009, Macy's, Inc.'s operating income totaled $189 million or 1.2 percent of sales, compared with operating income of $357 million or 2.1 percent of sales for the same period last year. Macy's, Inc.'s year-to-date 2009 operating income includes $205 million in restructuring-related costs. Excluding these costs, operating income in the first three quarters of 2009 was $394 million or 2.5 percent of sales. Macy's, Inc.'s year-to-date 2008 operating income was $536 million or 3.2 percent of sales, excluding $129 million in restructuring-related costs and $50 million in asset impairment charges.

Cash Flow

Cash flow has been strong throughout the year, enabling the company to buy merchandise through peak periods without borrowing against its $2 billion bank credit agreement.

Net cash provided by operating activities was $384 million in the first three quarters of 2009, compared with $317 million in the first three quarters last year. Net cash used by investing activities in the first three quarters of 2009 was $275 million, compared with $606 million a year ago. Net cash used by financing activities in the first three quarters of 2009 was $926 million, including $964 million used to repay debt. Net cash provided by financing activities was $6 million in the first three quarters last year.

The company ended the quarter with $489 million in cash, higher than last year, even after paying down $964 million in debt during 2009.

Looking Ahead

The company currently expects same-store sales to be down 1 percent to 2 percent in the fourth quarter of 2009, which calculates to down 2.1 percent to 2.6 percent in the second half of 2009. This is better than previous guidance for second half same-store sales to be down 5 percent to 6 percent. At the level of current guidance for the fourth quarter, full-year 2009 same-store sales are expected to be down between 5.4 percent and 5.7 percent – better than the company's original guidance, provided at the beginning of the year, for fiscal 2009 same-store sales to be down between 6 percent and 8 percent.

Macy's, Inc. is assuming fourth quarter earnings per share on a diluted basis will be $1.00 to $1.05 per share, excluding restructuring-related costs. At the level of current guidance for the fourth quarter, full-year 2009 diluted earnings per share will be $1.01 to $1.06, excluding restructuring-related costs. This is an increase from previous guidance (provided in August 2009) for 70 cents to 80 cents per share on the same basis. (Original guidance for fiscal 2009 earnings per share, provided at the beginning of the year, was 40 cents to 55 cents per diluted share, excluding restructuring-related costs.) The company continues to expect to book a total of approximately $400 million in pre-tax restructuring-related costs.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2008 sales of $24.9 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

        (NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s third quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, Nov. 11. The webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-888-609-5701, passcode 8710473. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   October 31, 2009

   November 1, 2008

$	% to

Net sales

$	% to

Net sales

Net sales....................................................................	$ 5,277		$ 5,493

Cost of sales (Note 2)..................................................	3,156	59.8%	3,324	60.5%

Gross margin..............................................................	2,121	40.2%	2,169	39.5%

Selling, general and administrative expenses.................	(2,033)	(38.5%)	(2,085)	(38.0%)

Division consolidation costs (Note 3)............................	(33)	(0.7%)	(16)	(0.3%)

Operating income.......................................................	55	1.0%	68	1.2%

Interest expense - net.................................................	(137)		(143)

Loss before income taxes............................................	(82)		(75)

Federal, state and local income tax benefit (Note 4).......................................................	47		31

Net loss......................................................................	$ (35)		$ (44)

Basic loss per share....................................................	$ (.08)		$ (.10)

Diluted loss per share..................................................	$ (.08)		$ (.10)

Average common shares:
Basic...................................................................	421.8		421.3
Diluted.................................................................	421.8		421.3

End of period common shares outstanding....................	421.0		420.6

Depreciation and amortization expense.........................	$ 301		$ 320

MACY'S, INC.

Consolidated Statements of Operations (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended October 31, 2009 and November 1, 2008 (which do not include the Christmas   season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended October 31, 2009 or November 1, 2008.

(3)  Represents restructuring-related costs and expenses associated with the division consolidations and localization initiatives, primarily severance and other human resource-related costs.  For the 13 weeks ended October 31, 2009, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2009 amounted to $23 million after tax or $.05 per diluted share.  For the 13 weeks ended November 1, 2008, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2008 amounted to $10 million after tax or $.02 per diluted share.

(4)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended		39 Weeks Ended

   October 31, 2009

   November 1, 2008

$	% to

Net sales

$	% to

Net sales

Net sales...................................................................	$15,640		$16,958

Cost of sales (Note 2)....................................................	9,396	60.1%	10,197	60.1%

Gross margin..............................................................	6,244	39.9%	6,761	39.9%

Selling, general and administrative expenses.................	(5,850)	(37.4%)	(6,225)	(36.7%)

Division consolidation costs (Note 3)............................	(205)	(1.3%)	(129)	(0.8%)

Asset impairment charges (Note 4)..............................	-	- %	(50)	(0.3%)

Operating income.......................................................	189	1.2%	357	2.1%

Interest expense - net.................................................	(417)		(417)

Loss before income taxes............................................	(228)		(60)

Federal, state and local income tax benefit (Note 5)......................................................	112		30

Net loss.....................................................................	$ (116)		$ (30)

Basic loss per share....................................................	$ (.27)		$ (.07)

Diluted earnings loss per share....................................	$ (.27)		$ (.07)

Average common shares:
Basic...................................................................	421.6		421.1
Diluted.................................................................	421.6		421.1

End of period common shares outstanding....................	421.0		420.6

Depreciation and amortization expense.........................	$ 905		$ 950

MACY'S, INC.

Consolidated Statements of Operations (Unaudited)

Notes:

(1) Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended October 31, 2009 and November 1, 2008 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 39 weeks ended October 31, 2009 or November 1, 2008.

(3)  Represents restructuring-related costs and expenses associated with the division consolidations and localization initiatives, primarily severance and other human resource-related costs.  For the 39 weeks ended October 31, 2009, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2009 amounted to $120 million after tax or $.28 per diluted share.  For the 39 weeks ended November 1, 2008, restructuring-related costs associated with the division consolidations and localization initiatives announced in February 2008 amounted to $81 million after tax or $.19 per diluted share.

(4)  Represents impairment charges associated with acquired indefinite lived private brand tradenames and amounted to $31 million after tax or $.08 per diluted share.

(5)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	October 31,	January 31,	November 1,
	2009	2009	2008
ASSETS:
Current Assets:
Cash and cash equivalents..................................	$ 489	$ 1,306	$ 300
Receivables.......................................................	374	439	367
Merchandise inventories.....................................	6,406	4,769	6,915
Income tax receivable........................................	28	-	43
Supplies and prepaid expenses............................	216	226	246
Total Current Assets.......................................	7,513	6,740	7,871

Property and Equipment - net................................	9,862	10,442	10,616
Goodwill...............................................................	3,743	3,743	9,123
Other Intangible Assets - net................................	688	719	747
Other Assets........................................................	507	501	547

Total Assets...................................................	$22,313	$22,145	$28,904

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt................................................	$ 92	$ 966	$ 1,086
Merchandise accounts payable..........................	3,109	1,282	3,156
Accounts payable and accrued liabilities.............	2,359	2,628	2,531
Income taxes...................................................	-	28	-
Deferred income taxes.....................................	250	222	246
Total Current Liabilities.................................	5,810	5,126	7,019

Long-Term Debt.................................................	8,618	8,733	8,748
Deferred Income Taxes......................................	1,007	1,119	1,466
Other Liabilities..................................................	2,384	2,521	1,981
Shareholders' Equity...........................................	4,494	4,646	9,690

Total Liabilities and Shareholders' Equity........	$22,313	$22,145	$28,904

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

39 Weeks Ended

October 31, 2009

39 Weeks Ended

November 1, 2008

Cash flows from operating activities:
Net loss............................................................................	$ (116)	$ (30)
Adjustments to reconcile net loss to net cash provided by operating activities:
Division consolidation costs.........................................	205	129
Asset impairment charges...........................................	-	50
Depreciation and amortization.....................................	905	950
Stock-based compensation expense.............................	65	32
Amortization of financing costs and premium on acquired debt..........................................................	(17)	(20)
Changes in assets and liabilities:
Decrease in receivables..........................................	68	84
Increase in merchandise inventories.........................	(1,637)	(1,855)
(Increase) decrease in supplies and prepaid expenses..	10	(28)
Increase in other assets not separately identified........	(14)	-
Increase in merchandise accounts payable.................	1,691	1,633
Decrease in accounts payable and accrued liabilities not separately identified........................	(461)	(313)
Decrease in current income taxes............................	(56)	(343)
Increase (decrease) in deferred income taxes..........	(90)	8
Increase (decrease) in other liabilities not separately identified.......................................	(169)	20
Net cash provided by operating activities..............	384	317

Cash flows from investing activities:
Purchase of property and equipment.................................	(238)	(546)
Capitalized software........................................................	(64)	(104)
Proceeds from hurricane insurance claims........................	17	19
Disposition of property and equipment...............................	10	25
Net cash used by investing activities......................	(275)	(606)

Cash flows from financing activities:
Debt issued....................................................................	-	770
Financing costs...............................................................	-	(5)
Debt repaid....................................................................	(964)	(663)
Dividends paid................................................................ Increase in outstanding checks.........................................	(63) 94	(166) 64
Acquisition of treasury stock............................................	(1)	(1)
Issuance of common stock...............................................	8	7
Net cash provided (used) by financing activities.....	(926)	6

Net decrease in cash and cash equivalents...........................	(817)	(283)
Cash and cash equivalents at beginning of period..................	1,306	583

Cash and cash equivalents at end of period...........................	$ 489	$ 300